Exhibit 10.5
SALT WATER DISPOSAL SYSTEM
OWNERSHIP AND OPERATING AGREEMENT
     THIS SALT WATER DISPOSAL SYSTEM OWNERSHIP AND OPERATING AGREEMENT (“Agreement”) is made and entered into by and between COG Operating LLC, a Delaware limited liability company (“COG LLC”), acting for itself and COG Oil & Gas LP, a Texas limited partnership (“COG LP”), each with a mailing address of 550 W. Texas Avenue, Suite 1300, Midland, Texas 79701, (COG LLC and COG LP, collectively herein, “COG”), and Chase Oil Corporation, a New Mexico corporation, Caza Energy LLC, a New Mexico limited liability company, and Mack Energy Corporation, a New Mexico corporation, each with a mailing address of P.O. Box 960, Artesia, New Mexico 88211 (herein collectively referred to as “Chase”).
     WHEREAS, pursuant to that certain Contract Operator Agreement of even date (the “COA”), COG has engaged the services of Mack Energy Corporation (“Mack”) to operate certain oil and gas properties (the “COG Properties”) conveyed to it by Chase pursuant to the Combination Agreement dated February 24, 2006 (Mack acting in its capacity as operator under the COA is herein called “Contract Operator”);
     WHEREAS, Chase is the owner of certain oil and gas properties, which are located in the area of the COG Properties, (the “Chase Properties,” together with the COG Properties, herein called the “Contract Area”);
     WHEREAS, COG and Chase desire to dispose of water produced from any wells currently located or hereafter acquired or drilled in the Contract Area into the disposal wells and related facilities, permits, right-of-ways, easements, orders and other agreements described in Exhibit A attached hereto (the “SWD System”); and
     WHEREAS, COG and Chase desire to make certain arrangements with respect to the ownership and operation of the SWD System.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:
     1. Operator. COG shall be operator of record of the SWD System (COG in such capacity, and its successors, if any, in such capacity being herein called “Operator”), and shall conduct and direct and have full control of all operations with respect thereto, subject to the terms of this Agreement. Operator shall conduct all such operations in accordance with industry standards but it shall have no liability to any other party for losses sustained or liabilities incurred, except as such as may result from gross negligence or willful misconduct of Operator.
     2. Ownership. The SWD System shall be owned based on the each party’s percentage contribution of the total annual volume of produced water disposed of into the SWD System during the prior calendar year; the parties acknowledging that such ownership, as of January 1, 2006, shall be ninety percent (90%) to COG LP and ten percent (10%) to Chase. No later than sixty (60) days after the end of the prior calendar year, the Operator shall provide all parties with a report showing each party’s percentage contribution of total volume of produced water disposed for the prior calendar year by February 1st of the following year (“Annual Review”).

No later than thirty (30) days after receiving the Annual Review, COG LP and Chase shall cross-convey among each other such interest in the SWD System as may be required to result in ownership of the SWD System (“Ownership Interest”) being proportionate to each party’s annual percentage contribution of total volume of produced water disposed in the SWD System for the prior one-year period.
     3. Costs and Expenses. Operator shall allocate operating costs and expenses between the parties in accordance with the following:
a)	Operating Costs. The monthly cost of operating the SWD System and disposing of produced water from the Contract Area shall be allocated based on each party’s respective Ownership Interest at the time. The parties acknowledge that they intend to own and operate the SWD System without profit to any party and that any third-party income attributable to the SWD System shall be allocated pro rata to the parties as a reduction of each parties share of costs hereunder.

b)	Maintenance and Repair Costs. Each party shall pay its proportionate share of maintenance and repair costs associated with the SWD System based on its respective Ownership Interest, including workovers.

c)	Expansion Costs. Costs for expanding the SWD System as a result of a Water Disposal Deficiency (as defined herein) shall be allocated pursuant to Section 5 of this Agreement.

d)	Invoices. Within thirty (30) days after the end of each calendar quarter, Operator shall furnish Chase with an invoice for its Ownership Interest share of (i) operating costs, (ii) maintenance and repair costs, and (iii) as provided in Section 5, any agreed upon expansion costs. Chase shall remit the amount due within thirty (30) days after the receipt of the invoice.
     4. Disposal Rights. Each party shall have the concurrent, unrestricted and equal right to deliver water to the SWD System. Subject to the terms and conditions of this Agreement, Operator shall accept all water produced from existing wells in the Contract Area at the point of interconnection between the SWD System and each party’s respective facilities (“Delivery Point(s)”). Should either party desire to dispose of water produced from any future wells drilled within the Contract Area (“Additional Well(s)”), and should Operator, in its sole judgment, determine that the SWD System has available capacity to receive such additional produced water (“Excess Capacity”), such additional produced water may be disposed of into the SWD System so long as such Excess Capacity exists.
     5. Expansion. In the event Excess Capacity is inadequate to handle both parties disposal needs (a “Water Disposal Deficiency”), then the parties shall have the following options:
a) The parties may jointly agree to an extension, repair, expansion, addition, or enlargement of existing or new facilities to the SWD System, including the conversion of a previously producing well to a disposal well (an “Improvement”). In that event, each party shall share in the cost of constructing such Improvement in such ratio agreed to among the parties. Costs of constructing Improvements shall include, without limitation, the costs of engineering, construction, equipment, metering, well conversion, and related permitting.
b) A party may individually propose an Improvement to the SWD System by giving the other party written notice and a good faith estimate of the cost to construct such Improvement (the “Proposing Party”). Each party shall share in the cost of constructing such Improvement in such ratio agreed to among the parties, or if such agreement cannot be obtained, then the Proposing Party shall bear the entire cost of such Improvement and be entitled to the sole and exclusive use of any increased capacity resulting from such Improvement. Any Proposing Party that constructs an Improvement shall construct it in a good and workmanlike manner and in accordance with industry standards. The Proposing Party shall defend, indemnify, and hold the non-proposing party harmless from all actions, causes of action, damages, and costs (including reasonable attorneys’ fees) arising out of any failure to construct the Improvement in accordance with such standard of performance.
Operator shall operate and maintain any Improvement constructed pursuant to this Agreement but shall have no obligation to construct any Improvement.
     6. Delivery of Produced Water. Each party shall be responsible at its sole risk and cost for delivering produced water to the SWD System as well as creating the interconnection between the SWD System and its respective facilities. Operator may refuse to accept for disposal any produced water unless in its reasonable judgment such produced water (a) is of low percentage suspended solids and compatible with other produced water in the SWD System, and (b) is delivered at an adequate pressure to enter the SWD System at atmospheric pressure (but shall not exceed the SWD System’s maximum delivery pressure as determined by Operator, in its good faith judgment, from time to time, based on then current operating conditions). Operator has the right to refuse to accept produced water that has or develops conditions or contents that harms or has potential to harm the SWD System; or take other measures that in its reasonable judgment would normally be taken by a prudent facility operator under the same or similar circumstances. Notwithstanding anything to the contrary contained herein, neither party shall not be obligated to deliver a minimum volume of produced water under this Agreement. Operator is granted unrestricted use of the produced water once it enters the SWD System at the designated Delivery Point(s).
     7. Measurement. Each party, at its sole cost and expense, will be responsible for the installation and maintenance of flow lines, meters, and equipment connecting the its properties to the Delivery Point(s). The parties shall agree upon a mutually agreeable method of measurement. Each party shall be solely responsible for any damage resulting from the operation of and maintenance of its flow lines and the pipelines upstream of the Delivery Point(s).
     8. Interruption of Service. In the event mechanical or other difficulties are encountered which cause a temporary interruption in the normal operation of the SWD System, if Operator is prevented from disposing of produced water for any cause not within its control, or the SWD System is unable to dispose of produced water, the obligation of Operator to accept and dispose of produced water hereunder shall be suspended during the continuation of the period of disability, without liability to Operator. Operator shall not be considered in default of this Agreement as a result of any suspension of operations due to causes beyond the control and without the fault or gross negligence or wilfull misconduct of Operator, including, but not restricted to an act of God or of a public enemy, fire, flood, epidemic quarantine restriction, area wide strike, freight embargo, unusually severe weather, or delay of Operator’s subcontractors or suppliers due to such cause.
     9. Term. This agreement shall continue in force so long as any well located in the Contract Area is utilizing the SWD System, unless earlier terminated by mutual agreement of the parties. Notwithstanding the term herein expressly set forth, Operator may at any time, in its sole discretion, terminate this Agreement by giving at least thirty (30) days prior written notice to Chase if changes in the applicable laws, rules and regulations will render continued performance of this Agreement illegal. In such event, the parties shall agree to modify or amend this Agreement as necessary to ensure continued performance in compliance with any new or amended laws, rules, and regulations.
     10. Audit. Each party shall have the right to audit the SWD System records and accounts of Operator upon ten (10) days prior notice to Operator. Such audit must be completed and objections made within thirty (30) days of the commencement of the audit process.
     11. Assignment and Delegation. This Agreement is personal and neither party may assign any rights nor delegate any duties incurred by this Agreement, or any part thereof, without the prior written consent of the other party, except in connection with a sale or other disposition of a party’s entire interest in wells connected to the SWD System.
     12. Governing Law. This Agreement shall be governed, construed, and interpreted in accordance with the laws of the State of New Mexico.
     13. Notices. All notices authorized or required between the parties by this Agreement shall be in writing and delivered in person or by mail, courier service or by telecopy which provides written confirmation of complete transmission, and addressed to the designated representative of the party addressed.
     14. COG Representative. For all purposes hereof, the COG’s representative will be E. Joseph Wright. The address for all notices hereunder shall be:
COG Operating LLC
550 W. Texas Avenue, Suite 1300
Midland, Texas, 79701
Attn: E. Joseph Wright
Fax: (432) 683-7441
     15. Chase Representative. For all purposes hereof, the Chase’s representative will be Robert Chase. The address for all notices hereunder shall be:

Chase Oil Corporation
P.O. Box 960
Artesia, New Mexico 88211
Attn: Robert Chase
Fax: (505) 746-9539
     16. Relationship of Parties. The rights, duties, obligations and liabilities of the parties hereunder shall be several and not joint or collective. Nothing herein contained shall ever be construed as creating a partnership of any kind, a joint venture, an association or trust, or is imposing upon any one or more of the parties hereto any partnership duty, obligation or liability.

     IN WITNESS WHEREOF, this instrument is executed this 24th day of February 2006 (“Effective Date”).

COG OPERATING LLC

By:	/s/ E. Joseph Wright

E. Joseph Wright, Vice President – Engineering and Operations

CHASE OIL CORPORATION

By:	/s/ Robert C. Chase

Robert C. Chase, President

CAZA ENERGY LLC

By:	/s/ Mack C. Chase

Mack C. Chase, Manager

MACK ENERGY CORPORATION

By:	/s/ Robert C. Chase

Robert C. Chase, Vice President